Exhibit 99.1

Swiftmerge Acquisition Corp. Receives NASDAQ Notification of Noncompliance with Listing Rule 5250(c)(1)

GRAND CAYMAN, Cayman Islands, April 21, 2023 /Business Wire/ — Swiftmerge Acquisition Corp. (NASDAQ: IVCP) (hereinafter referred to as the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced today that on April 19, 2023, the Company received a letter (the “Non-Compliance Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Nasdaq Listing Rule”) as a result of its failure to have timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 10-K”) with the Securities and Exchange Commission (“SEC”).

The Non-Compliance Letter provides the Company with 60 calendar days, or until June 20, 2023, to submit to Nasdaq a plan to regain compliance in accordance with Nasdaq’s listing requirements. If the Company’s plan is accepted, Nasdaq may grant the Company up to 180 days, or until October 16, 2023, for the Company to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel under Nasdaq Listing Rule 5815(a). The Non-Compliance Letter has no immediate effect on the listing of the Company’s Class A ordinary shares, warrants or units on the NASDAQ Global Market.

The Company has been working diligently and expects to file its 2022 10-K with the SEC as soon as practicable within the 60-day period to regain compliance with the Nasdaq Listing Rule.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s anticipated filing of the 2022 10-K. No assurance can be given that the 2022 10-K will be filed within 60 days, or that Nasdaq will continue to list the Company’s Class A ordinary shares, warrants or units. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2021, subsequent quarterly reports on Form 10-Q, and our other reports and filings with SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Sam Bremner

sam@swiftmerg.com

###